Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145919), Form S-4 (No. 333-130682) and Form S-8 (Nos. 333-96995, 33-60095, and 33-60099) of Hecla Mining Company, of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in the presentation of segment information as discussed in Notes 21 and 12, respectively, as to which the date is August 29, 2008, and Note 16, as to which the date is June 9, 2008, relating to the consolidated financial statements which appear in this Form 8-K.

/s/ BDO Seidman, LLP

Spokane, Washington

August 29, 2008